EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SYMMETRY HOLDINGS INC.

The undersigned, Corrado De Gasperis, hereby certifies that:

1.           He is the Chief Executive Officer of the corporation referred to herein.

2.           Such corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended (the “Law”).

3.           The name of such corporation is Symmetry Holdings Inc.

4.           The date on which the original certificate of incorporation of such corporation was filed with the Secretary of State of the State of Delaware is April 26, 2006.

5.           This Amended and Restated Certificate of Incorporation amends the certificate of incorporation of such corporation, so as to, among other things, eliminate the requirement to tender warrants in connection with the exercise of conversion rights provided herein and to change from 20% to 30% the voting threshold relating to the disapproval of a proposed Initial Business Combination ( as defined herein) by Public Stockholders (as defined herein) holding IPO Shares (as defined herein) provided herein, and integrate into one instrument all of the provisions of such certificate of incorporation as amended hereby.

6.           This Amended and Restated Certificate of Incorporation was duly adopted on February 20, 2007 in accordance with Sections 228, 242 and 245 of the Law and the applicable provisions of such certificate of incorporation. Written notice of such adoption was given to all stockholders who did not consent thereto in writing.

7.           The provisions of such certificate of incorporation, as so amended and restated, are as follows:

ARTICLE I
NAME

The name of the corporation is Symmetry Holdings Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address, including street number, street, city and county, of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City

of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III
PURPOSE

Subject to the next sentence, the nature of the businesses to be conducted and the purposes to be promoted by the Corporation is engaging in any lawful act or activity for which corporations may be organized under the Law. If a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, effective on and after the Termination Date, the nature of such businesses and such purposes shall automatically, without any action required by the directors or the stockholders, be limited to the dissolution, winding up and liquidation of the Corporation and the taking of such other actions as may be required to be taken pursuant hereto.

ARTICLE IV
PERPETUAL EXISTENCE

Subject to Article VII, the Corporation shall have perpetual existence.

ARTICLE V
POWERS

Subject to the next sentence, in order to conduct its businesses and promote and accomplish its purposes, the powers which the Corporation shall have and may exercise include all of the powers conferred by the Law upon corporations organized thereunder. If a Business Combination is not consummated prior to the Termination Date, then, effective on and after the Termination Date, such powers shall be limited to those set forth in Section 278 of the Law and such other powers as may be required to carry out and effectuate the then limited businesses and purposes of the Corporation.

ARTICLE VI
CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, of which one hundred million (100,000,000) shall be common stock, par value $0.00l per share (the “Common Stock”), and ten million (10,000,000) shall be preferred stock, par value $0.00l per share (the “Preferred Stock”).

Shares of Preferred Stock may be issued in one or more series, at any time and from time to time. One or more series of Preferred Stock may be created at any time and from time to time. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any, and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock or any series of Preferred Stock, and the qualification, limitations or restrictions thereon, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or the creation or issuance of such series of Preferred Stock and filed with the Secretary of State of the State of Delaware adopted in accordance with the next sentence. Such resolution or resolutions may be adopted at any time and from time to time by (but only by) the affirmative vote of a majority of the Whole Board (as defined below). Subject to the preceding sentence, the Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.

As used herein, the “Whole Board” shall mean the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the “Board”).

ARTICLE VII
INITIAL BUSINESS COMBINATION

For purposes of this Article VII, the following terms shall have the following meanings:

“Business Combination” shall mean an acquisition, directly or indirectly through one or more subsidiaries, of (or control of) one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase or other transaction. For this purpose, an operating business can include, among others, an infrastructure project.

“Criteria for the Initial Business Combination” shall mean a Business Combination where the fair market value, either individually or collectively, of the operating business or businesses to be acquired is equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions held in the Trust Account) at the time of the execution of a definitive agreement or agreements for the acquisition. If such Business Combination involves more than one operating business, the acquisitions of such businesses must be consummated simultaneously. If the Corporation acquires a controlling, but less than 100%, interest in the Target Business, the fair market value of such controlling interest shall be used to determine whether the fair market value, either individually or collectively, of the Target Business or Businesses is equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions held in the Trust Account) at the time of the execution of a definitive agreement or agreements for the acquisition. The fair market value of a Target Business shall be based upon financial standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and book value). Fair market value may be determined by the Board or a committee thereof, and neither the Corporation nor the Board or any committee thereof shall be required to obtain a FMV Opinion (or any other third party opinion with regard to the fair market value of a Target Business). The Corporation, the Board or a committee thereof may, at any time and from time to time, elect to obtain one or more FMV Opinions (or other opinions). If the Corporation, the Board or a committee thereof obtains a FMV Opinion (or other opinion), it shall not, in making its determination, be limited to or required to rely solely on the FMV Opinion (or opinion), or, if more than one is obtained, any of them. If the Corporation, the Board or a committee thereof obtains and relies on a FMV Opinion (or, if more than one is obtained, any of them), the FMV Opinion on which the

Corporation, the Board or such committee relies upon will become binding on all parties, including the Public Stockholders.

“Dissolution Value” shall mean the sum of the Trust Account Dissolution Value and the Remaining Asset Value.

“Existing Stockholders” shall mean holders of shares of Common Stock outstanding immediately prior to the date of the final prospectus relating to the IPO.

“FMV Opinion” shall mean an opinion with regard to the fair market value of a Target Business from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc.

“Initial Business Combination” shall mean a Business Combination that meets the Criteria for the Initial Business Combination.

“IPO” shall mean the initial firm commitment underwritten public offering of the Units registered under the Securities Act.

“IPO Shares” shall mean the shares of Common Stock included in the Units issued by the Corporation in the IPO.

“Per Share Conversion Price” shall mean a conversion price equal to the quotient determined by dividing (i) the amount held in the Trust Account as of the close of business on the second business day prior to the consummation of the Initial Business Combination (including (a) deferred underwriting discounts and commissions deposited into the Trust Account and (b) interest earned on amounts held in the Trust Account (net of taxes payable on such interest) by (ii) the total number of then outstanding IPO Shares.

“Per Share Liquidation Value” shall mean a liquidation value equal to the quotient determined by dividing (i) the sum of (a) the Dissolution Value (to the extent that it does not exceed 100% of the gross proceeds of the IPO) and (b) the amount, if any, by which the Dissolution Value exceeds the sum of 100% of the gross proceeds of the IPO and the Private Placement by (ii) the total number of then outstanding IPO Shares.

“Private Placement” shall mean the issuance and sale, in a private placement complying with the requirements of the Securities Act, of warrants to purchase shares of Common Stock to Existing Stockholders, to be consummated after the date of this Certificate of Incorporation and prior to the closing of the IPO.

“Public Stockholders” shall mean holders of the IPO Shares then outstanding (including Existing Stockholders in respect of IPO Shares then held by them).

“Registration Statement” shall mean the registration statement or statements filed with the Securities and Exchange Commission by the Corporation in connection with the IPO, as it or they may be amended from time to time.

“Remaining Asset Value” shall mean the amount of cash held by the Corporation, after dissolution and winding up of the affairs of the Corporation and liquidation of the assets of the Corporation and after payment or making provision for payment (in accordance with the plan of distribution described in the penultimate paragraph of this Article VII) of the claims against and liabilities and obligations of the Corporation, as of the close of business on the second business day prior to the date of distribution of the Per Share Liquidation Value to holders of IPO Shares then outstanding. If the amount of cash so held is less than the amount paid or set aside to make provision for payment of such claims, liabilities and obligations, then the “Remaining Asset Value” shall be a negative number.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Target Business” shall mean an operating business proposed to be acquired in a Business Combination.

“Termination Date” shall mean the later of (i) 15 months after the closing of the IPO or (ii) 24 months after the closing of the IPO if a letter of intent, agreement in principle or definitive agreement to consummate an Initial Business Combination was executed within such 15-month period and such Initial Business Combination was not consummated within such 15-month period.

“Trust Account” shall mean the trust account to be established by the Corporation in connection with the IPO, into which certain proceeds from the IPO are deposited.

“Trust Account Dissolution Value” shall mean the amount held in the Trust Account as of the close of business on the second business day prior to the date of distribution of the Per Share Liquidation Value to holders of IPO Shares then outstanding (including (i) deferred underwriting discounts and commissions deposited into the Trust Account and (ii) interest earned on amounts held in the Trust Account (net of taxes payable on such interest)).

“Trust Agreement” shall mean the trust agreement between the Corporation and the trustee named therein establishing the Trust Account.

“Units” shall mean the Units offered by the Corporation in the IPO, each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock.

It is expected that: (i) the Corporation will issue and sell warrants in the Private Placement and Units in the IPO; (ii) upon the closing of the IPO, certain proceeds from the IPO will be deposited into the Trust Account; and (iii) following the closing of the IPO, the Corporation will seek to consummate the Initial Business Combination. The Corporation will not consummate any Business Combination unless it shall have consummated the Initial Business Combination. Prior to consummation of the Initial Business Combination, it is expected that the Trust Account shall not disburse any amounts except to pay taxes on interest earned on amounts held in the Trust Account and except upon conversion or liquidation as described in this Article VII. Disbursements from the Trust Account shall be made as provided in the Trust Agreement.

Prior to consummation of the Initial Business Combination, the Corporation will submit each proposed Initial Business Combination to stockholders for approval, regardless of whether such proposed Initial Business Combination is of a type that normally would not require stockholder approval under the Law. The Corporation will only consummate a proposed Initial Business Combination if it shall have been approved by stockholders as described in this Article VII.

In addition to any vote of stockholders that may otherwise be required by Law, approval of a proposed Business Combination that is intended to constitute an Initial Business Combination shall be submitted, at a meeting of stockholders, to a vote of holders of shares of Common Stock then outstanding as of the record date for such meeting. The notice of such meeting shall include a form of the notice and letter of transmittal described below. If a majority of the votes cast at the meeting in respect of IPO Shares then outstanding are voted in favor of the proposed Business Combination, the Corporation shall be authorized to consummate the proposed Business Combination; provided, however, that the Corporation shall not be so authorized if Public Stockholders holding 30% or more of the IPO Shares then outstanding both vote against the proposed Business Combination and properly exercise their conversion rights described in this Article VII. Even if the proposed Business Combination is authorized to be consummated, the Corporation shall not be obligated to consummate the proposed Business Combination. The fact that consummation of a proposed Business Combination is authorized but such Business Combination will not be consummated or that consummation of a proposed Business Combination is not so authorized at such a meeting shall not restrict the Corporation from seeking to consummate a different Business Combination that is intended to constitute an Initial Business Combination within the time periods described herein.

If a proposed Initial Business Combination is authorized and consummated, any Public Stockholder who voted against such proposed Initial Business Combination will be entitled to convert its IPO Shares into the right to receive the Per Share Conversion Price in respect of each of such IPO Shares so long as (but only so long as) (a) such Public Stockholder shall have given written notice to the Corporation (prior to or contemporaneously with its vote against such proposed Initial Business Combination), in the form provided by the Corporation and duly completed and signed by such Public Stockholder, of its election to so convert such IPO Shares, (b) at the time of the vote by the Public Stockholders on approval of such proposed Initial Business Combination, such Public Stockholder, owns, beneficially or of record, an IPO Share in respect of which such Public Stockholder casts a vote against such proposed Initial Business Combination and (c) such Public Stockholder retains ownership, beneficially or of record, of such IPO Share until such time as such proposed Initial Business Combination is consummated and thereafter tenders them as described in the next paragraph. Any such election may be withdrawn at any time on or prior to the date of the meeting of stockholders relating to such proposed Initial Business Combination, and each such election will become null and void if such proposed Initial Business Combination is not authorized or consummated as described herein. If a Public Stockholder votes against such proposed Initial Business Combination and properly elects to convert its IPO Shares as described in this paragraph, then, if such proposed Initial

Business Combination is authorized and consummated, the IPO Shares held by such Public Stockholder shall, automatically and without any action on the part of such Public Stockholder, simultaneously with the consummation of such proposed Initial Business Combination, be converted into the right to receive the Per Share Conversion Price in respect of each of such IPO Shares. Effective upon the consummation of such proposed Initial Business Combination, such IPO Shares shall be canceled and cease to exist and such Public Stockholder shall thereafter cease to have any rights with respect to such IPO Shares, except the right to receive the Per Share Conversion Price in respect of each of such IPO Shares. No interest shall accrue or be payable on the Per Share Conversion Price (or amounts held in respect thereof) in respect of such IPO Shares for any period after the close of business on the second business day prior to the consummation of such proposed Initial Business Combination.

The Corporation shall, upon tender to the Corporation or its designee of the certificate or certificates representing IPO Shares which have been converted as described in the preceding paragraph, accompanied by a letter of transmittal in the form provided by the Corporation, duly completed and signed by the Public Stockholder holding such IPO Shares, and compliance with such other procedures as the Corporation may reasonably establish, pay or cause the Trust Account to pay, by check, in accordance with the instructions in such letter of transmittal, the aggregate Per Share Conversion Price payable in respect of the IPO Shares so tendered and covered by such letter of transmittal (after giving effect to any required tax withholdings) to the person to whom payment thereof is directed in such letter of transmittal. If payment is to be made to a person other than the registered holder under the certificate representing IPO Shares so tendered, it shall be a condition precedent to such payment that the certificate so tendered shall be properly endorsed, or be accompanied by a properly endorsed stock transfer power, and otherwise in proper form to effect such transfer and that the person directing such payment shall (i) pay any transfer or other taxes required by reason of payment to a person other than the registered holder under the certificate so tendered or (ii) establish to the satisfaction of the Corporation (which satisfaction shall not be unreasonably withheld) that such taxes have been paid or are not applicable. If any certificate representing issued and outstanding IPO Shares shall have been lost, stolen or destroyed, it shall be a condition precedent to such payment that the person claiming such certificate to be lost, stolen or destroyed shall have delivered to the Corporation a duly executed and completed affidavit, in such form as shall have been reasonably prescribed by the Company, as to that fact and a bond in such sum as it may reasonably prescribe to protect it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. At any time beginning 180 days after the consummation of the Initial Business Combination, the Corporation may cause the Trust Account to pay over to the Corporation any portion of the Trust Account then remaining in respect of IPO Shares so converted. After such payment, Public Stockholders holding IPO Shares so converted shall be entitled to look solely to the Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the Per Share Conversion Price payable in respect of such IPO Shares.

If the Corporation does not consummate an Initial Business Combination on or prior to the Termination Date, the Board shall adopt a resolution, within 15 days after the Termination Date, pursuant to Section 275(a) of the Law, finding the dissolution of the Corporation advisable, shall call a special meeting of stockholders to vote on such dissolution and shall solicit votes of stockholders in favor of such dissolution, and cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the Securities and Exchange Commission and sent to stockholders, as required by and in accordance with the Law, including Section 275(a) thereof, and federal securities laws. The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary to permit the review thereof by the Securities and Exchange Commission as required by federal securities laws and resolution of any comments it may have and so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting. If the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution, in accordance with Section 281(b) of the Law, that provides that the Corporation shall, first, (i) pay or make such provision as the Board determines to be reasonable to pay all claims, liabilities and obligations, including all contingent, conditional or unmatured contractual claims, that are known to the Corporation, (ii) make such provision as the Board determines to be reasonably likely to be sufficient to pay any claim against the Corporation which is the subject of a pending action, suit or proceeding to which the Corporation is a party and (iii) make such provision as the Board determines to be reasonably likely to be sufficient to pay claims that have not been made known to the Corporation or that have not arisen but that, based on facts known to the Corporation, it determines are reasonably likely to arise or to become known to the Corporation within 10 years after the date of dissolution and, second, pay to each (a) Public Stockholder the Per Share Liquidation Value in respect of each IPO Share then outstanding held by it and (b) Existing Stockholder, on a pro rata basis, the Dissolution Value, if any, and the other assets of the Corporation, if any, remaining after the distribution of the Per Share Liquidation Value in respect of the IPO Shares as described in clause (a) above, which pro rata basis shall be based on the number of warrants purchased by them in the Private Placement.

A stockholder shall be entitled to receive distributions from the Trust Account only if (i) such stockholder is entitled and properly elects to convert its IPO Shares, and the proposed Initial Business Combination (in respect of which such election is made) is authorized and consummated, in accordance with this Article VII or (ii) the Corporation is dissolved and liquidated in accordance with this Article VII. No stockholder or other securityholder shall have any right or interest of any kind in or to the Trust Account or any amount or other property held therein. This paragraph shall not, however, restrict the Board from creating or authorizing the issuance of any security of the Corporation (including Preferred Stock) which contemplates distributions from the Trust Account (to the extent not required for the payment of the Per Share Conversion Price to stockholders entitled to and properly electing to convert their IPO Shares) concurrent with or after consummation of the Initial Business Combination. References in this Article VII to holders of shares of Common Stock shall mean holders of record thereof on the relevant record date.

ARTICLE VIII
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall, at the Effective Time, be the number of directors then in office and shall thereafter, subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance or creation of such shares, be such number or such greater or lesser number as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board.

The term of office of a director shall expire at the annual meeting of stockholders next following the election or most recent re-election of such director; provided, however, that the term of office of directors serving at the Effective Time shall expire at the annual meeting of stockholders for 2008. Notwithstanding anything contained herein or in the By-Laws (as defined below) to the contrary, the term of office of a director then serving shall not expire until his successor shall have been duly elected and qualified. Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance or creation of such shares and except as otherwise required by the Law, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance or creation of such shares and except as otherwise required by the Law, any vacancies on the Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event can be filled by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies can be filled by the stockholders.

In connection with managing the business and affairs of the Corporation (including, without limitation, initiating or responding to any proposed change in control of the Corporation), including, without limitation, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders; in each case, including the possibility that such interests may best be served by the continued independence of the Corporation.

ARTICLE IX
VOTING

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to cumulate votes expressly set forth in the resolution or resolutions providing for the issuance or creation of such shares, cumulative voting is not permitted with respect to the election of directors.

Effective on and after the closing of the IPO (as defined in Article VII), except as otherwise permitted with respect to meetings consisting solely of, and actions required or permitted to be taken at meetings consisting solely of, holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance or creation of such shares, (i) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing and (ii) special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of a director who is a stockholder at the Effective Time, (c) by or at the direction of a committee of the Board which has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders or (d) by the chairman of the board, the chief executive officer or the president of the Corporation.

ARTICLE X
BY-LAWS

The Amended and Restated By-Laws of the Corporation approved by the stockholders concurrently with approval by the stockholders of this Certificate of Incorporation (the “By-Laws”) shall, at the Effective Time, become the by-laws of the Corporation.

After the Effective Time, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted at any time and from time to time pursuant to (but only pursuant to) a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, but subject to the power of the holders of shares of capital stock of the Corporation then outstanding to adopt, amend or repeal the By-Laws as provided in the next paragraph.

All or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted by the stockholders upon (but only upon) the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

ARTICLE XI
LIMITATION OF LIABILITY

A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification of this Article XI shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

ARTICLE XII
COMPROMISES AND ARRANGEMENTS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors, or any class of them, and/or between the Corporation and its stockholders, or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 229 of the Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XIII
AMENDMENTS

Subject to the next sentence, notwithstanding anything contained in this Certificate of Incorporation or the By-Laws to the contrary and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, Articles III, IV, V, VIII, IX, X and XI, and the last two paragraphs of Article VI, of this Certificate of Incorporation and this Article XIII shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. Notwithstanding anything contained in this Certificate of Incorporation or the By-Laws to the contrary and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, Article VII of this Certificate of Incorporation and this sentence of this Article XIII shall not be amended or repealed, and no provision inconsistent therewith shall be adopted, prior to the consummation of the Initial Business Combination (as defined in Article VII), unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 100% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

Subject to the immediately preceding paragraph of this Article XIII, the Corporation reserves the right to amend, alter, change or repeal any provisions contained herein in the manner now or hereafter prescribed by law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by the undersigned this February 20, 2007.

SYMMETRY HOLDINGS INC.
By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Chief Executive Officer

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NOVAMERICAN STEEL INC.

WITH AND INTO

SYMMETRY HOLDINGS INC.

PURSUANT TO SECTION 253 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Symmetry Holdings Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
FIRST: The Corporation has been incorporated and is existing under the General Corporation Law of the State of Delaware (the “DGCL”).
SECOND: Novamerican Steel Inc., a Delaware corporation (the “Subsidiary”), has been incorporated and is existing under the DGCL.
THIRD: The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.
FOURTH: The Board of Directors of the Corporation (the “Board”) has determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.
FIFTH: The Board duly adopted the following resolutions on November 30th, 2007:
WHEREAS, Symmetry Holdings Inc., a Delaware corporation (the “Corporation”), owns all of the outstanding shares of the capital stock of Novamerican Steel Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board has determined that it is advisable for the Subsidiary to be merged with and into the Corporation pursuant to

Section 253 of the General Corporation Law of the State of Delaware (“Section 253”);

NOW, THEREFORE, BE IT

RESOLVED, that the merger of the Subsidiary with and into the Corporation pursuant to Section 253 (the “Merger”) be, and hereby is, approved; and be it further

RESOLVED, that the Corporation shall be the surviving corporation of the Merger; and be it further

RESOLVED, that it is the intention of the Corporation and the Subsidiary that the Merger constitute a liquidation of the Subsidiary pursuant to Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), and that these resolutions and the Certificate of Ownership and Merger filed to effectuate the Merger constitute a “plan of liquidation” for purposes of Section 332 of the Code and the Treasury Regulations promulgated thereunder; and be it further

RESOLVED, that the Merger shall be effective as of the close of business on the date on which such Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware and that such Certificate of Ownership and Merger shall be filed on such date as shall be determined by the officers; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of each class of capital stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and be it further

RESOLVED, that the Amended and Restated By-laws of the Corporation in effect immediately prior to the Merger shall continue to be the by-laws of the survivor after the Merger; and be it further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended in its entirety to be and read as follows:

“ARTICLE 1
NAME

The name of the corporation is Novamerican Steel Inc. (the “Corporation”).”

; and be it further

RESOLVED, that any and all actions taken prior to the date hereof by the officers of the Corporation in connection with the Merger be, and hereby are, ratified, approved and confirmed; and be it further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized, in the name and on behalf of the Corporation, to take or cause to be taken any and all such actions, to execute, deliver, acknowledge, publish and file or cause to be executed, delivered, acknowledged, published or filed any and all such agreements, instruments or other documents, (all in such form as shall be approved by any of them, such approval to be evidenced conclusively by the consummation of the Merger) and to pay or cause to be paid any and all such fees, expenses, compensation and other costs, in each case as any of them may deem necessary or advisable in furtherance of the transactions described in the preceding resolutions or to carry out the purposes and intent of the preceding resolutions.

SIXTH: The Corporation shall be the surviving corporation of the Merger.
SEVENTH: The Merger shall be effective at the close of business on the date on which this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware.
EIGHTH: The Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended to read in its entirety as follows:

“ARTICLE 1
NAME

The name of the corporation is Novamerican Steel Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on this 4th day of December, 2007.
SYMMETRY HOLDINGS INC
By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

BARZEL INDUSTRIES INC.
WITH AND INTO

NOVAMERICAN STEEL INC.
PURSUANT TO SECTION 253 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Novamerican Steel Inc., a Delaware corporation, hereby certifies as follows:

FIRST:           Novamerican Steel Inc. (the “Corporation”) has been incorporated and is existing under the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND:      Barzel Industries Inc., a Delaware corporation (the “Subsidiary”), has been incorporated and is existing under the DGCL.

THIRD:          The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary, and is the parent corporation of the Subsidiary.

FOURTH:      The Board of Directors of the Corporation (the “Board”) has determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

FIFTH:           The Board duly adopted the following resolutions on January 19, 2009:

WHEREAS, the Corporation owns all of the outstanding shares of the capital stock of Barzel Industries Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable for the Subsidiary to be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (“Section 253”);

NOW, THEREFORE, BE IT

RESOLVED, that the merger of the Subsidiary with and into the Corporation pursuant to Section 253 (the “Merger”) be, and hereby is, approved; and be it further

RESOLVED, that the Corporation shall be the surviving corporation of the Merger; and be it further

RESOLVED, that it is the intention of the Corporation and the Subsidiary that the Merger constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that these resolutions and the Certificate of Ownership and Merger filed to effectuate the Merger constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and be it further

RESOLVED, that the Merger shall be effective on February 13, 2009 at 9:00 a. m. Eastern Standard Time;  and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of each class of capital stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and be it further

RESOLVED, that the Amended and Restated By-laws of the Corporation in effect immediately prior to the Merger shall continue to be the by-laws of the survivor after the Merger; and be it further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended in its entirety to be and read as follows:

“ARTICLE 1
NAME

The name of the corporation is Barzel Industries Inc. (the “Corporation”).”
; and be it further

RESOLVED, that any and all actions taken prior to the date hereof by the officers of the Corporation in connection with the Merger be, and hereby are, ratified, approved and confirmed; and be it further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized, in the name and on behalf of the Corporation, to take or cause to be taken any and all such actions, to execute, deliver, acknowledge, publish and file or cause to be executed, delivered, acknowledged, published or filed any and all such agreements, instruments or other documents, (all in such form as shall be approved by any of them, such approval to be evidenced conclusively by the consummation of the Merger) and to pay or cause to be paid any and all such fees, expenses, compensation and other costs, in each case as any of them may deem necessary or advisable in furtherance of the transactions described in the preceding resolutions or to carry out the purposes and intent of the preceding resolutions.

SIXTH:                      The Corporation shall be the surviving corporation of the Merger.

SEVENTH:                The Merger shall be effective on February 13, 2009, at 9:00 a. m. Eastern Standard Time,  as permitted under section 103(d) of the DGCL.

EIGHTH:                   The Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended to read in its entirety as follows:

“ARTICLE 1
NAME

The name of the corporation is Barzel Industries Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on this 30th day of January, 2009.

NOVAMERICAN STEEL INC.
By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer